Exhibit 99

Contact:	Paula Graff
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
952-920-3908 / warren@brookcomm.net

August 9, 2017

Nortech Systems Reports Second Quarter Results

MINNEAPOLIS — Nortech Systems Incorporated (NASDAQ: NSYS) today reported net sales of $30.1 million for the second quarter ended June 30, 2017, a four percent increase over net sales of $28.9 million for the second quarter of 2016. For the six months ended June 30, 2017, Nortech Systems’ net sales rose slightly to $58.5 million, up from net sales of $57.9 million for the same period in 2016.

For the second quarter of 2017, Nortech Systems reported operating income of $95,000, an improvement of $205,000 compared with the prior-year period loss. For the first six months of 2017, Nortech Systems reported operating income of $215,000, compared with $111,000 for the same period last year.

For the second quarter of 2017, Nortech Systems reported a net loss of $16,000, or $0.01 per diluted common share, compared with a net loss of $180,000, or $0.07 per diluted common share, for the same period last year. For the six months ended June 30, 2017, Nortech Systems reported a net loss of $30,000, or $0.01 per diluted common share. This compares with a net loss of $117,000, or $0.04 per diluted common share, for the first six months of 2016.

“Our second quarter revenue increased both year over year and sequentially, led again by medical sales,” said Rich Wasielewski, Nortech Systems’ president and CEO. “We continue building on our strategies of growing our medical business and globalization to meet our customers’ needs regionally — in the United States, Mexico and China.”

Nortech Systems’ improved profitability for the quarter was mainly the result of the revenue increase and contributions from its China operations, which is positively contributing in 2017 compared with start-up expenses last year.

During the second quarter, Nortech announced a new commercial banking agreement with Bank of America Merrill Lynch, providing a new credit facility of up to $21 million with an additional $20 million accordion feature. Also in the second quarter, Nortech named Matt Mahmood its new Chief Operating Officer; he brings a strong background in global manufacturing, metric-driven management, continuous improvement and automation.

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Conference Call

Nortech Systems announces a conference call to be held at 10:00 a.m. (CDT) on Thursday, August 10, 2017, to discuss the company’s second quarter results. Anyone interested in participating in the conference can access the call by dialing 866-682-6100 from within the United States, or 862-255-5401 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. The telephone replay will be available through August 24, 2017, by dialing 877-481-4010 (from U.S.) or 919-882-2331 (International). To access the replay, the conference ID 19016 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial, medical and aerospace/defense. The company has operations in the U.S., Latin America and Asia. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Statements of Operations

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	Unaudited	Unaudited	Unaudited	Unaudited
	2017	2016	2017	2016
Net Sales	$30,134,044	$28,945,135	$58,451,901	$57,895,177

Income (Loss) From Operations	94,685	(109,936)	215,107	111,012
Loss on Extinguishment of Debt	(174,834)	—	(174,834)	—
Interest Expense	(141,474)	(139,247)	(280,996)	(271,269)

Loss Before Income Taxes	(221,623)	(249,183)	(240,723)	(160,257)

Income Tax Benefit	(205,956)	(69,000)	(210,404)	(43,000)

Net Loss	$(15,667)	$(180,183)	$(30,319)	$(117,257)

Net Loss per Basic and Diluted Common Shares	$(0.01)	$(0.07)	$(0.01)	$(0.04)

Weighted Average Number of Common Shares Outstanding:
Basic	2,747,831	2,747,700	2,747,831	2,747,012
Diluted	2,747,831	2,747,700	2,747,831	2,747,012

Condensed Balance Sheets

	JUNE 30 2017	DECEMBER 31 2016
	Unaudited	Audited
Cash	$190,691	$268,204
Restricted Cash	346,567	—
Accounts Receivable	17,099,176	17,320,784
Inventories	21,594,380	20,653,841
Other Current Assets	1,433,338	1,246,908
Property and Other Long-term Assets	15,194,053	16,026,778

Total Assets	$55,858,205	$55,516,515

Accounts Payable	$15,316,665	$13,825,530
Other Current Liabilities	6,110,519	6,480,109
Line of Credit — Long-term	6,642,937	7,315,262
Long-term Debt and Other Long-term Liabilities	5,498,037	5,580,826
Shareholders’ Equity	22,290,047	22,314,788

Total Liabilities and Shareholders’ Equity	$55,858,205	$55,516,515